Exhibit 99.1

BMHC ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

Sales Increase to a Record $885 Million

Record Net Income of $28 million for the Quarter

SAN FRANCISCO (April 25, 2006) - Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of construction services and building materials to professional residential builders and contractors, today reported sales for the first quarter of 2006 increased 54% to a record $885 million, compared to $573 million in the same quarter a year ago. Net income for the first quarter of 2006 increased 33% to $28.1 million or $0.95 per share compared to $21.1 million or $0.73 per share in the same quarter a year ago. All per share information has been adjusted to reflect the Company’s March 2006 two-for-one stock split.

Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, “We are very pleased with our ability to achieve record sales in the first quarter and grow net income by 33%. We completed a number of acquisitions in the last four quarters, which helped drive our record financial performance. While some of our markets have shown softness during the quarter, including parts of California and Colorado, our results also reflect continued strong homebuilding activity in most of our markets, particularly in the Southwest and Texas.

“During the quarter we continued to execute our business strategy focused on broadening our range of construction services and expanding geographically. The additions of Benedetti Construction Management, MWB Building Contractors and Home Lumber to our operations position us to capture additional market share in California and Texas. The high quality of our construction services combined with our ability to reduce construction cycle time add value to the homebuilding process. A significant component of BMHC’s recent success has been the increasing market acceptance of our integrated construction services.”

Segment Financial Performance
(thousands)

BMC Construction
	Three Months Ended March 31
	2006	2005
Sales	$498,298	$242,242

Income from operations	$46,075	$28,532

Sales at BMC Construction increased by $256 million to $498 million, which is more than twice the $242 million reported in the same quarter a year ago. Sales were particularly strong in the Southwest region. Approximately $224 million of the increase reflects acquisitions of construction service businesses that were not present in the first quarter of 2005. Sales from comparable operations increased 13% or $32 million for the quarter.

Income from operations increased $17.5 million to $46.1 million, up 61% from $28.5 million in the same quarter of the prior year. The increase resulted primarily from acquisitions not present in the first quarter of 2005, as income from comparable operations was approximately level with the first quarter of last year.

BMC West
	Three Months Ended March 31
	2006	2005
Sales	$386,259	$330,686

Income from operations	$30,546	$28,875

Sales at BMC West increased by $56 million to $386 million, up 17% compared to $331 million in the same quarter a year ago, primarily reflecting strong sales of building products and manufactured components in Texas as well as the Intermountain and Northwest regions. Sales from comparable operations increased by $48 million, up 15% for the quarter.

Income from operations increased by $1.7 million to $30.5 million, up 6% from $28.9 million in the same quarter a year ago. The increase was principally due to year over year increases at comparable operations.

Corporate
	Three Months Ended March 31
	2006	2005
Corporate general and administrative	$22,235	$17,099

Corporate general and administrative expenses support the operations of our business segments, BMC Construction and BMC West. Although these expenses were $5.1 million higher, they represented only 2.5% of sales compared to 3.0% in the same period a year ago. The first quarter of 2006 included the non-cash impact of $2.2 million of share-based compensation expense as a result of adopting a new accounting principle, various integration expenses related to recent acquisitions and increased incentive compensation.

Credit Facility
The Company also announced that is has exercised an existing option in its syndicated credit facility to add $150 million in borrowing capacity to its revolver. The expansion of the credit facility provides additional flexibility to support the Company’s continued growth.

Conference Call and Webcast
BMHC will host a conference call and audio webcast today at 9 a.m. Pacific Time (12:00 noon Eastern Time) to discuss financial results for the first quarter ended March 31, 2006. The conference call may be accessed by dialing 866-277-1181 (Domestic), or 617-597-5358 (International). The required pass code for the live conference call is “BMHC”. A replay will be available through Tuesday, May 2, 2006 by dialing 888-286-8010 (Domestic), or 617-801-6888 (International).  The required pass code for the replay is 33345697.  The live conference call and replay can also be accessed via audio webcast at BMHC’s website at www.bmhc.com.  The archive of the webcast will be available for 90 days following the conclusion of the teleconference.

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States. We serve the homebuilding industry through two subsidiaries: BMC Construction provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states. BMHC was recently named to the Forbes Platinum 400, also known as America’s Best Big Companies, and was selected Pro Dealer of the Year by Home Channel News. To learn more about BMHC, visit our website at www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS
There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results. Additional information regarding business risks and uncertainties is contained in Item 1A of our most recent Form 10-K. These risks and uncertainties may include, however are not limited to:

•	demand for homebuilding which is influenced by changes in the overall condition of the U.S. economy, including interest rates, job formation, consumer confidence and other important factors;
•	changes in our business model;
•	integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or may take longer to realize than expected;
•	our ability to identify suitable acquisition candidates;
•	availability of and our ability to attract, train and retain qualified individuals;
•	implementation of cost structures that align with revenue growth;
•	changes in the business models of our customers;
•	fluctuations in our costs and availability of sourcing channels for commodity wood products, concrete, steel and other building materials;
•	intense competition;
•	weather conditions, including natural catastrophic events;
•	construction defect and product liability claims as well as other legal proceedings;
•	disruptions in our information systems;
•	actual and perceived vulnerabilities as a result of terrorist activities and armed conflict; and
•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Risks related to our shares include, however are not limited to:
•	share price fluctuations and
•	potential share price limitations due to anti-takeover defenses in our governing documents and certain provisions under Delaware law.

Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements. While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements. These factors include, however are not limited to the risks and uncertainties cited in the above paragraph. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release. We undertake no obligation to update forward-looking statements.

CONTACTS:

Bill Smartt	Mark Kailer
Senior Vice President and	Vice President, Treasurer and
Chief Financial Officer	Investor Relations Officer
(415) 627-9100	(415) 627-9100

(Tables Follow)

Building Materials Holding Corporation
Consolidated Statements of Income
(thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31
	2006	2005
Sales
Construction services	$548,905	$280,045
Building products	335,652	292,883
Total sales	884,557	572,928

Costs and operating expenses
Cost of goods sold
Construction services	448,300	227,484
Building products	246,792	215,648
Selling, general and administrative expenses	136,866	89,993
Other income, net	(1,787)	(505)
Total costs and operating expenses	830,171	532,620

Income from operations	54,386	40,308

Interest expense	5,590	3,198

Income before income taxes and minority interests	48,796	37,110

Income taxes	17,810	12,961

Minority interests income, net of income taxes	(2,917)	(3,001)

Net income	$28,069	$21,148

Net income per share:
Basic	$0.98	$0.76
Diluted	$0.95	$0.73

Building Materials Holding Corporation
Consolidated Balance Sheets
(thousands, except share data)
(unaudited)

	March 31	December 31		March 31	December 31
	2006	2005		2006	2005
Assets			Liabilities, Minority Interests and Shareholders’ Equity
Cash and cash equivalents	$30,270	$30,078
Marketable securities	8,025	3,645	Accounts payable	$191,189	$146,627
Receivables, net of allowances of $4,534			Accrued compensation	51,370	65,928
and $3,756	412,581	363,527	Insurance deductible reserves	24,816	21,872
Inventory	193,663	168,282	Other accrued liabilities	95,458	51,579
Unbilled receivables	86,378	56,128	Billings in excess of costs and
Deferred income taxes	7,440	5,768	estimated earnings	40,454	33,799
Prepaid expenses and other	9,292	6,967	Current portion of long-term debt	11,939	10,131
Total current assets	747,649	634,395	Total current liabilities	415,226	329,936

Property and equipment			Deferred income taxes	8,375	6,911
Land	48,201	47,328	Insurance deductible reserves	25,125	20,753
Buildings and improvements	124,363	118,556	Long-term debt	356,151	278,169
Equipment	176,625	166,633	Other long-term liabilities	34,601	30,689
Construction in progress	10,345	9,485	Total liabilities	839,478	666,458
Accumulated depreciation	(127,606)	(121,525)
Marketable securities	24,613	28,875	Minority interests	10,770	14,006
Deferred loan costs	3,408	3,616
Other long-term assets	26,270	20,465	Commitments and contingent liabilities	―	―
Other intangibles, net	78,269	55,227
Goodwill	238,162	187,470	Shareholders’ equity
Total assets	$1,350,299	$1,150,525	Common shares, $0.001 par value:
			authorized 50 million shares;
			issued and outstanding 28,939,776
			and 28,758,580 shares	29	29
			Additional paid-in capital	145,022	143,780
			Unearned compensation	―	(2,698)
			Retained earnings	353,638	328,463
			Accumulated other comprehensive income, net	1,362	487
			Total shareholders’ equity	500,051	470,061

			Total liabilities, minority interests and shareholders’ equity	$1,350,299	$1,150,525

Building Materials Holding Corporation
Segment Information
(thousands)
(unaudited)

	Three Months Ended
	March 31
	2006	2005	$ Δ	% Δ
Sales
BMC Construction	$498,298	$242,242	$256,056	106%
BMC West	386,259	330,686	55,573	17%
	$884,557	$572,928	$311,629	54%

Income from operations
BMC Construction	$46,075	$28,532	$17,543	61%
BMC West	30,546	28,875	1,671	6%
Corporate general and administrative	(22,235)	(17,099)	(5,136)	30%
	$54,386	$40,308	$14,078	35%

We evaluate our results of operations including and excluding acquisitions. We believe a presentation of sales and income from operations excluding recent acquisitions enhances an understanding of the acquisitions as well as comparable operations for the respective periods.

A reconciliation of sales and income from operations before recent acquisitions for the three months ended March 31, 2006 and 2005 is provided in the following table:

	Three Months Ended
	March 31
	2006	2005	$ Δ	% Δ
Sales
BMC Construction	$498,298	$242,242	$256,056	106%
Less: Acquisitions	(223,764)	―	(223,764)	―
	$274,534	$242,242	$32,292	13%

BMC West	386,259	330,686	55,573	17%
Less: Acquisitions	(7,551)	―	(7,551)	―
	378,708	330,686	48,022	15%
	$653,242	$572,928	$80,314	14%

Income from operations
BMC Construction	$46,075	$28,532	$17,543	61%
Less: Acquisitions	(17,823)	―	(17,823)	―
	28,252	28,532	(280)	(1)%

BMC West	30,546	28,875	1,671	6%
Less: Acquisitions	(282)	―	(282)	―
	30,264	28,875	1,389	5%
Corporate general and administrative	(22,235)	(17,099)	(5,136)	30%
	$36,281	$40,308	$(4,027)	(10)%